Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2023 RESULTS

DALLAS--(BUSINESS WIRE)—August 7, 2023-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the second quarter of 2023. For the quarter, the Company generated a net income of $23 million, or $0.05 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $27 million, or $0.06 per diluted share for the second quarter of 2023.

SECOND QUARTER 2023 HIGHLIGHTS

•Net Production(2): ~58,000 barrels of oil equivalent per day (boepd), with sales of ~45,200 boepd

•Revenues: $273 million, or $66.38 per boe (excluding the impact of derivative cash settlements)

•Production expense: $64 million, or $15.45 per boe

•Capital expenditures: $170 million

•Post-quarter end, start-up of the Jubilee South East development with the field now producing ~100,000 barrels of oil per day gross

Commenting on the Company’s second quarter 2023 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos continued to deliver on its strategy with the commencement of production from the Jubilee South East development in July. The start up of the first of three key development projects for Kosmos is an important step to realizing the free cash flow inflection point we expect as production rises and capital spending starts to fall. With the additional production from Jubilee year-to-date, we are currently around half way to achieving our 50% production growth target from 2022 levels.

“Further production growth is expected later in the year as additional Jubilee wells come online. Our other key projects, Greater Tortue Ahmeyim Phase 1 in Mauritania and Senegal, and Winterfell in the U.S. Gulf of Mexico continue to progress with first gas at Tortue expected in the first quarter of 2024 and first oil at Winterfell expected around the end of the first quarter of 2024. We are approaching an exciting time for the business as we begin to benefit from the delivery of our multi-year investment program."

FINANCIAL UPDATE

Net capital expenditure for the second quarter of 2023 was $170 million, below guidance primarily due to lower accruals related to the delay in the subsea workscope on Tortue Phase 1.

Realized pricing for the quarter of $65.40 per boe, including derivative cash settlements, was lower compared to the first quarter due to lower commodity prices during the period.

Kosmos exited the second quarter of 2023 with approximately $2.4 billion of total long-term debt and approximately $2.3 billion of net debt(1) and available liquidity of approximately $0.7 billion. The Company generated net cash provided by operating activities of approximately $18 million and free cash flow(1) of approximately $(175) million in the second quarter, in line with expectations, largely as a result of the underlift position at the end of the second quarter.

OPERATIONAL UPDATE

Production

Total net production(2) in the second quarter of 2023 averaged approximately 58,000 boepd, in line with company guidance, with current production around 25% higher post the startup of Jubilee South East. The Company exited the quarter in a net material underlift position of approximately 1 million barrels, which is expected to reverse in the second half of the year.

Ghana

Production in Ghana averaged approximately 33,700 boepd net in the second quarter of 2023. Kosmos lifted two cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 72,700 bopd gross during the quarter, in line with the previous quarter.
Post the end of the second quarter, the Jubilee South East (JSE) development commenced production with two wells coming online, approximately a month behind schedule. The two new JSE wells took gross Jubilee production to around 100,000 bopd. An additional Jubilee producer well and two water injector wells are expected online later in the year, which should further enhance production levels towards the facility limit.

At TEN, production averaged approximately 19,700 bopd gross for the second quarter, in line with expectations.

A draft amended plan of development for a high-graded activity set at TEN and a combined gas sales agreement for Jubilee and TEN are currently being progressed with the Government of Ghana for approval. To allow the Government of Ghana time to secure the necessary approvals, an interim gas sales agreement for Jubilee associated gas has been signed through September 2023 at a price of $2.90/mmbtu.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 15,900 boepd net (~81% oil) during the second quarter, in line with guidance.

The Winterfell project continues to make good progress with drilling of the first phase of the development wells expected to start in the third quarter. Partners are targeting first oil around the end of the first quarter of 2024.

Tiberius, an infrastructure-led exploration (ILX) well, targeting a four-way structural trap with a pre-drill gross resource estimate of ~135 million barrels of oil, commenced drilling early in the third quarter with initial results expected late in the quarter.

Production from the Kodiak ST-3 well has improved over the quarter and, as a result, the timing for the well workover is being optimized to include a third producing zone and is now expected to complete mid-2024.

The Odd Job subsea pump project, intended to sustain long-term production from the field, continues to progress and remains on track to be in service by mid-2024.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 24,000 bopd gross and 8,400 bopd net in the second quarter of 2023. Kosmos lifted 0.5 cargos from Equatorial Guinea during the quarter, in line with guidance. In July, the partnership lifted the 500th cargo from the FPSO, a major milestone for the fields.

The infill drilling campaign is scheduled to commence in the fourth quarter of 2023 following a two well workover program utilizing the drilling rig. The first of three infill wells is expected to be online around the end of the first quarter 2024.

The Akeng Deep ILX opportunity, a well targeting an estimated pre-drill gross resource of ~180 million barrels of oil in the deeper Albian trend, is expected to spud next year following the completion of the infill drilling campaign.

Mauritania & Senegal

As communicated with the Company's first quarter 2023 results, critical path to first gas on Phase 1 of the Greater Tortue project is through the completion of the subsea work scope. As a result of a delay in these activities, first gas for the project is now targeted in the first quarter of 2024, with the delivery of the other work scopes being optimized for the updated project schedule. The following milestones were achieved during the period:

•FLNG: Construction and mechanical completion activities are finishing and pre-commissioning work is underway. Sailaway is targeted around the end of the third quarter of 2023 with the vessel expected to arrive on location around the end of 2023 when hookup work is expected to commence.
•FPSO: In January 2023, the FPSO vessel departed China making a planned stopover in Singapore to install the fair leads. Arrival on location offshore Mauritania/Senegal is expected in the fourth quarter of 2023 to align with the revised schedule for the subsea work scope.
•Hub Terminal: Construction work is complete, and activity is focused on progressing handover to operations in the third quarter of 2023.
•Subsea: Due to a delay in the subsea workstream, the operator has put in place a plan to finish installation of the infield flowlines and subsea structures in the first quarter of 2024.
•Drilling: Successfully drilled and completed all four wells with expected production capacity significantly higher than what is required for first gas.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2023 financial and operating results today, August 7, 2023, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues and other income:
Oil and gas revenue	$273,255	$620,368	$667,495	$1,279,383
Gain on sale of assets	—	471	—	471
Other income, net	60	43	(313)	95
Total revenues and other income	273,315	620,882	667,182	1,279,949

Costs and expenses:
Oil and gas production	63,579	90,189	147,515	214,892
Facilities insurance modifications, net	—	(384)	—	6,752
Exploration expenses	11,015	89,565	23,015	101,441
General and administrative	23,444	24,624	52,611	50,417
Depletion, depreciation and amortization	89,913	121,679	199,287	280,648
Interest and other financing costs, net	24,371	29,382	48,939	62,521
Derivatives, net	3,031	75,204	(3,809)	357,376
Other expenses, net	4,779	(3,528)	6,809	(1,102)
Total costs and expenses	220,132	426,731	474,367	1,072,945

Income before income taxes	53,183	194,151	192,815	207,004
Income tax expense	29,838	76,978	86,161	88,431
Net income	$23,345	$117,173	$106,654	$118,573

Net income per share:
Basic	$0.05	$0.26	$0.23	$0.26
Diluted	$0.05	$0.25	$0.22	$0.25

Weighted average number of shares used to compute net income per share:
Basic	459,984	455,512	459,155	454,811
Diluted	479,016	475,645	478,902	473,471

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$85,729	$183,405
Receivables, net	98,498	119,735
Other current assets	235,321	165,581
Total current assets	419,548	468,721

Property and equipment, net	4,077,821	3,842,647
Other non-current assets	310,250	268,620
Total assets	$4,807,619	$4,579,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$263,753	$212,275
Accrued liabilities	243,880	325,206
Current maturities of long-term debt	15,000	30,000
Other current liabilities	1,097	6,773
Total current liabilities	523,730	574,254

Long-term liabilities:
Long-term debt, net	2,358,689	2,195,911
Deferred tax liabilities	459,417	468,445
Other non-current liabilities	561,879	553,530
Total long-term liabilities	3,379,985	3,217,886

Total stockholders’ equity	903,904	787,848
Total liabilities and stockholders’ equity	$4,807,619	$4,579,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating activities:
Net income	$23,345	$117,173	$106,654	$118,573
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	92,443	124,270	204,368	285,909
Deferred income taxes	(997)	2,360	(9,029)	(83,432)
Unsuccessful well costs and leasehold impairments	9	71,261	1,313	73,662
Change in fair value of derivatives	2,118	76,568	(220)	367,374
Cash settlements on derivatives, net(1)	725	(130,568)	(10,632)	(223,618)
Equity-based compensation	11,105	8,737	21,198	17,129
Gain on sale of assets	—	(471)	—	(471)
Loss on extinguishment of debt	—	—	—	192
Other	799	(1,454)	(1,474)	(3,742)
Changes in assets and liabilities:
Net changes in working capital	(111,437)	10,682	(90,215)	56,610
Net cash provided by operating activities	18,110	278,558	221,963	608,186

Investing activities
Oil and gas assets	(193,182)	(211,953)	(416,867)	(320,787)
Acquisition of oil and gas properties	—	(21,205)	—	(21,205)
Proceeds on sale of assets	—	471	—	118,693
Notes receivable from partners	(17,624)	(11,428)	(33,295)	(11,428)
Net cash used in investing activities	(210,806)	(244,115)	(450,162)	(234,727)

Financing activities:
Borrowings under long-term debt	150,000	—	150,000	—
Payments on long-term debt	—	(207,500)	(7,500)	(315,000)
Tax withholdings on restricted stock units	(1)	—	(11,811)	(2,753)
Dividends	(1)	(13)	(166)	(655)
Deferred financing costs	—	(550)	—	(6,288)
Net cash provided by (used in) financing activities	149,998	(208,063)	130,523	(324,696)

Net increase (decrease) in cash, cash equivalents and restricted cash	(42,698)	(173,620)	(97,676)	48,763
Cash, cash equivalents and restricted cash at beginning of period	131,843	397,279	186,821	174,896
Cash, cash equivalents and restricted cash at end of period	$89,145	$223,659	$89,145	$223,659

(1)Cash settlements on commodity hedges were $(4.0) million and $(129.3) million for the three months ended June 30, 2023 and 2022, respectively, and $(8.2) million and $(212.9) million for the six months ended June 30, 2023 and 2022.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Six months ended		Twelve Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022	June 30, 2023
Net income	$23,345	$117,173	$106,654	$118,573	$214,632
Exploration expenses	11,015	89,565	23,015	101,441	55,804
Facilities insurance modifications, net	—	(384)	—	6,752	(509)
Depletion, depreciation and amortization	89,913	121,679	199,287	280,648	416,895
Impairment of long-lived assets	—	—	—	—	449,969
Equity-based compensation	11,105	8,737	21,198	17,129	38,615
Derivatives, net	3,031	75,204	(3,809)	357,376	(100,293)
Cash settlements on commodity derivatives	(4,030)	(129,333)	(8,213)	(212,896)	(123,189)
Other expenses, net(2)	4,779	(3,528)	6,809	(1,102)	(1,144)
Gain on sale of assets	—	(471)	—	(471)	(50,000)
Interest and other financing costs, net	24,371	29,382	48,939	62,521	104,678
Income tax expense	29,838	76,978	86,161	88,431	108,246
EBITDAX	$193,367	$385,002	$480,041	$818,402	$1,113,704
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—	2,969	—	(15,723)	—
Pro Forma EBITDAX	$193,367	$387,971	$480,041	$802,679	$1,113,704

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of June 30, 2023 and December 31, 2022:

	June 30,	December 31,
	2023	2022
Total long-term debt	$2,412,500	$2,270,000
Cash and cash equivalents	85,729	183,405
Total restricted cash	3,416	3,416
Net debt	$2,323,355	$2,083,179

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income	$23,345	$117,173	$106,654	$118,573

Derivatives, net	3,031	75,204	(3,809)	357,376
Cash settlements on commodity derivatives	(4,030)	(129,333)	(8,213)	(212,896)
Gain on sale of assets	—	(471)	—	(471)
Facilities insurance modifications, net	—	(384)	—	6,752
Other, net(2)	4,838	(3,403)	6,737	(1,072)
Impairment of suspended well costs	—	64,249	—	64,249
Loss on extinguishment of debt	—	—	—	192
Total selected items before tax	3,839	5,862	(5,285)	214,130

Income tax (expense) benefit on adjustments(1)	277	17,163	3,785	(46,816)
Impact of valuation adjustments and U.S. tax law changes	—	(8,096)	—	(11,391)
Adjusted net income	$27,461	132,102	105,154	274,496

Net income per diluted share	$0.05	$0.25	$0.22	$0.25

Derivatives, net	0.01	0.16	(0.01)	0.75
Cash settlements on commodity derivatives	(0.01)	(0.27)	(0.02)	(0.45)
Gain on sale of assets	—	—	—	—
Facilities insurance modifications, net	—	—	—	0.01
Other, net(2)	0.01	(0.01)	0.01	—
Impairment of suspended well costs	—	0.14	—	0.14
Loss on extinguishment of debt	—	—	—	—
Total selected items before tax	0.01	0.02	(0.02)	0.45

Income tax (expense) benefit on adjustments(1)	—	0.03	0.02	(0.10)
Impact of valuation adjustments and U.S. tax law changes	—	(0.02)	—	(0.02)
Adjusted net income per diluted share	$0.06	$0.28	$0.22	$0.58

Weighted average number of diluted shares	479,016	475,645	478,902	473,471

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Reconciliation of free cash flow:
Net cash provided by operating activities	$18,110	$278,558	$221,963	$608,186
Net cash used for oil and gas assets - base business	(117,772)	(68,163)	(214,946)	(154,088)
Base business free cash flow	(99,662)	210,395	7,017	454,098
Net cash used for oil and gas assets - Mauritania/Senegal	(75,410)	(143,790)	(201,921)	(166,699)
Free cash flow	$(175,072)	$66,605	$(194,904)	$287,399

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net Volume Sold
Oil (MMBbl)	3.547	5.339	8.492	11.569
Gas (MMcf)	2.774	1.252	5.535	2.256
NGL (MMBbl)	0.107	0.129	0.203	0.246
Total (MMBoe)	4.116	5.677	9.618	12.191
Total (Mboepd)	45.234	62.381	53.135	67.354

Revenue
Oil sales	$267,149	$604,668	$655,248	$1,254,676
Gas sales	3,568	10,271	7,434	15,207
NGL sales	2,538	5,429	4,813	9,500
Total oil and gas revenue	273,255	620,368	667,495	1,279,383
Cash settlements on commodity derivatives	(4,030)	(129,333)	(8,213)	(212,896)
Realized revenue	$269,225	$491,035	$659,282	$1,066,487

Oil and Gas Production Costs	$63,579	$90,189	$147,515	$214,892

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$75.32	$113.25	$77.16	$108.45
Average gas sales price per Mcf	1.29	8.20	1.34	6.74
Average NGL sales price per Bbl	23.72	42.09	23.71	38.62
Average total sales price per Boe	66.38	109.28	69.40	104.94
Cash settlements on commodity derivatives per Boe	(0.98)	(22.78)	(0.85)	(17.46)
Realized revenue per Boe	65.40	86.50	68.55	87.48

Oil and gas production costs per Boe	$15.45	$15.88	$15.34	$17.63

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 943.9 thousand barrels as of June 30, 2023.

Kosmos Energy Ltd.
Hedging Summary
As of June 30, 2023(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2023:
Three-way collars	Dated Brent	3,000	$71.67	$49.17	$107.58
Two-way collars	Dated Brent	2,500	72.00	—	112.00
2024:
Three-way collars	Dated Brent	4,000	70.00	45.00	96.25
Two-way collars	Dated Brent	2,000	65.00	—	85.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of June 30, 2023 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2023 Guidance

	3Q 2023	FY 2023 Guidance

Production(1,2)	67,000 - 70,000 boe per day	65,000 - 69,000 boe per day

Opex	$20.00 - $22.00 per boe	$13.50 - $15.50 per boe

DD&A	$17.00 - $19.00 per boe	$19.00 - $21.00 per boe

G&A(~60% cash)	$28 - $30 million	$110 - $120 million

Exploration Expense(3)	~$10 million	~$40 million

Net Interest Expense(4)	~$25 million / quarter

Tax	$9.00 - $11.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure(5)	$175 - $200 million	$700 - $750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)3Q 2023 cargo forecast – Ghana: 4 cargos / Equatorial Guinea 1 cargo. FY 2023 Ghana: 14 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 3Q 2023 forecast 13,500-14,500 boe per day. FY2023: 14,000-15,500 boe per day. Oil/Gas/NGL split for 2023: ~81%/~12%/~7%.
(3)Excludes leasehold impairments and dry hole costs
(4)Includes impact of capitalized interest through year-end 2023 of ~$30 million/quarter
(5)Excludes acquisitions/sales of oil & gas assets

Source: Kosmos Energy Ltd.

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